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                                                                    EXHIBIT 3(c)

                              ARTICLES OF AMENDMENT
                                       OF
                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                                 UROPLASTY, INC.


        The undersigned, Daniel G. Holman, President and CEO of Uroplasty, Inc., a Minnesota corporation, (the "Company"), hereby certifies pursuant to Section 302A.139 of Minnesota Statutes as follows:

1. that Article 3 of the Company's Restated Articles of Incorporation has been amended to read in its entirety as follows:

                           "ARTICLE 3 - CAPITAL STOCK

                3.1 Authorized Shares. The aggregate number of shares that the corporation has authority to issue shall be Six Million Six Hundred Thousand Six Hundred Sixty-Six (6,666,666) shares of common stock. Such shares shall not have any par value, except that they shall have a par value of one cent ($.01) per share solely for the purpose of a statute or regulation imposing a tax or fee based upon the capitalization of a corporation, and except that they shall have such par value as may be fixed by the corporation's Board of Directors for the purpose of a statute or regulation requiring the shares of the corporation to have a par value."

2. that such amendment has been adopted in accordance with the requirements of, and pursuant to, Chapter 302A of the Minnesota Statutes, including, without limitation, Section 302A.139 thereof;

3. that such amendment was adopted pursuant to Section 302A.402, subd. 3 of the Minnesota Statutes in connection with a combination of the Company's Common Stock; and

4. that such amendment will not adversely affect the rights or preferences of the holders of outstanding shares of any class or series of the Company and will not result in the percentage of authorized shares of any class or series that remains unissued after such combination exceeding the percentage of authorized shares of that class or series that were unissued before the combination.

        The combination giving rise to the amendment set forth above concerns a one for three reverse split of the Common Stock of the Company. The manner in which such combination is being effected is as follows:

        a. on such record date as is established by the Company's Board of Directors, but in any event, not later than the date these Articles of Amendment are filed with the Secretary of State of Minnesota (the "Effective Date"), each share of Common Stock then outstanding will be combined and converted into one-third (1/3) share of Common Stock of the Company; and

        b. as soon as practicable after the Effective Date, the Company's transfer agent and registrar will prepare, sign and register a certificate or certificates representing one share of the authorized but unissued Common Stock of the Company for each three shares of


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        Common Stock held of record by each common stockholder of record as of the Effective Date; will adjust the Company's record of shares outstanding to reflect such combination; and will issue and deliver such certificates to each holder, as needed and appropriate, upon the occasion of future transfers; and

        c. in settlement of fractional interests which may arise as a result of common shareholders of record on the Effective Date holding a number of shares not divisible by three, no fractional shares shall be issued, and fractional share amounts shall be rounded down.

        IN WITNESS WHEREOF, I have subscribed my name this ___ day of April, 2002.


                                  ----------------------------------------------
                                       Daniel G. Holman, President and CEO

STATE OF MINNESOTA         )
                           ) ss.
COUNTY OF HENNEPIN         )

        The foregoing Articles of Amendment of
Restated Articles of Incorporation of Uroplasty,
Inc. was acknowledged before me this ______ day of April, 2002, by Daniel G. Holman, President and CEO of Uroplasty, Inc.


------------------------------
Notary Public


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